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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO
             RULE 13D-2(B) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

                                 STEELCASE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   858155203
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [X] Rule 13d-1(b)
                      [ ] Rule 13d-1(c)
                      [ ] Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. Fifth Third Bank is the successor to Old Kent Bank. Fifth Third Financial Corporation is the successor to Old Kent Financial Corporation.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





                                Page 1 of 6 pages
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CUSIP No. 858-155-203
Schedule 13G
Page 2 of 6 Pages


(1)      Names of Reporting Persons
         I.R.S. Identification No. of Above Persons (Entities Only)

         FIFTH THIRD BANCORP
         31-0854434

(2)      Check the Appropriate Box if a Member of a Group*
         (a)   [X]
         (b)   [ ]

(3)      SEC Use Only

(4)      Citizenship or Place of Organization

         OHIO

Number of Shares Beneficially Owned by Each Reporting Person With

(5)      Sole Voting Power            18,078,010 shares

(6)      Shared Voting Power          37,803,364 shares

(7)      Sole Dispositive Power       18,067,039 shares

(8)      Shared Dispositive Power     53,334,481 shares

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                      86,213,640 shares

(10)     Check Box if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                                [ ]

(11)     Percent of Class Represented by Amount in Row 9
                                      72.05% (includes convertible Class B
                                             stock)

(12)     Type of Reporting Person*
                                       HC

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CUSIP No. 858155-20-3
Schedule 13G
Page 3 of 6 Pages


(1)      Names of Reporting Persons
         I.R.S. Identification No. of Above Persons (Entities Only)

         FIFTH THIRD BANK - a Michigan Banking Corporation
         38-0892650

(2)      Check the Appropriate Box if a Member of a Group*
         (a)   [X]
         (b)   [ ]

(3)      SEC Use Only

(4)      Citizenship or Place of Organization
         MICHIGAN

Number of Shares Beneficially Owned by Each Reporting Person with

(5)      Sole Voting Power                18,077,510 shares

(6)      Shared Voting Power              37,803,364 shares

(7)      Sole Dispositive Power           18,066,539 shares

(8)      Shared Dispositive Power         53,334,481 shares

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                          86,213,140 shares

(10)     Check Box if the Aggregate Amount in Row (9) Excludes
         Certain Shares*                                                [ ]

(11)     Percent of Class Represented by Amount in Row 9
                                          72.05% (includes convertible Class B
                                                 stock)

(12)     Type of Reporting Person*

                                          BK

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Securities and Exchange Commission
Schedule 13G
Page 4 of 6 pages


ITEM 1(a).        NAME OF ISSUER:

                  Steelcase Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  901 44th  Street
                  Grand Rapids, Michigan  49508

ITEM 2(a).        NAME OF PERSON FILING:

                  (1) Fifth Third Bancorp
                  (2) Fifth Third Bank - a Michigan Banking Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  (1) Fifth Third Center, Cincinnati, Ohio 45263
                  (2) 111 Lyon Street, N.W., Grand Rapids, Michigan 49503

ITEM 2(c).        CITIZENSHIP:

                  (1) Ohio
                  (2) Michigan

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  858155-20-3

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
                  13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [ ]  Broker or dealer registered under Section 15 of
                             the Act;

               X  (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act;

                  (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                             of the Act;

                  (d)   [ ]  Investment company registered under Section 8 of
                             the Investment Company Act;

                  (e)   [ ]  Investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);

                  (f)   [ ]  Employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F);

               X  (g)   [ ]  Parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)   [ ]  Savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act;

                  (i)   [ ]  Church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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Securities and Exchange Commission
Schedule 13G
Page 5 of 6 pages


ITEM 4.           OWNERSHIP.

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
                  (a)     Amount Beneficially Owned:                               86,213,640 shares

                  (b)     Percent of Class:                                                   72.05%

                  (c)     Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote           18,078,010 shares

                          (ii)  Shared power to vote or to direct the vote         37,803,364 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of                                     18,067,039 shares

                          (iv)  Shared power to dispose or to direct the
                                disposition of                                     53,334,481 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  The securities covered by this Schedule are held in trust, agency or custodial capacities by Fifth Third Bank. These trust, agency or custodial accounts receive the dividends from, or the proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Fifth Third Bank, a Michigan banking corporation of Fifth Third Bancorp.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


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Securities and Exchange Commission
Schedule 13G
Page 6 of 6 pages


ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



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
               February 12, 2002                       Fifth Third Bancorp

                                                       By: /s/ Neal E. Arnold
                                                       Executive Vice President, CFO

                                                       Fifth Third Bancorp



               February 12, 2002                Fifth Third Bank - a Michigan Banking Corporation

                                                       By: /s/Neal E. Arnold
                                                       Executive Vice President, CFO

                                                       Fifth Third Bank
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